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                                                                    EXHIBIT 99.1

                          [NEOTHERAPEUTICS LETTERHEAD]


Contacts:
MEDIA RELATIONS                                     INVESTOR RELATIONS
Jon Siegal                                          John McManus
Ronald Trahan Associates (RTA) Inc.                 NeoTherapeutics, Inc.
(508) 647-9782, ext. 15                             (949) 788-6700, ext. 247

             NEOTHERAPEUTICS RAISES APPROXIMATELY $6 MILLION THROUGH
                         INSTITUTIONAL EQUITY PLACEMENT

        PROCEEDS TO SUPPORT EXPANDED NEOTROFIN(TM) CLINICAL TRIAL PROGRAM

     IRVINE, Calif., May 18, 2001 - NeoTherapeutics, Inc. (NASDAQ: NEOT, NEOTW) announced today that it completed an equity placement to two institutional investors of 1.4 million shares at $4.25 per share. In addition, the investor received 5-year warrants to purchase 280,000 shares at $6.00 per share.

     In addition to receiving cash, the Company was successful in renegotiating the terms of its previous financing agreement with these investors. As a result, the investors agreed to reduce the breakup fee for not exercising the second tranche of the April 17, 2001 financing agreement from $1 million to $405,000, and have deferred the payment requirement for 30 days.

     "We have raised $20.5 million so far this year in a very difficult capital market", stated Sam Gulko, Senior Vice President, Finance and Chief Financial Officer of NeoTherapeutics. "This marks our fourth straight fixed-price financing - consistent with our previously announced financing strategy. The Company has now raised approximately $12 million since the end of the first quarter. We reported cash and equivalents of $14.1 million at the end of the first quarter and expect to spend between $25 and $30 million over the last nine months of 2001."

     NEOTHERAPEUTICS seeks to create value for shareholders through the development of central nervous system drugs by its neurology division, in-licensing and development of anti-cancer drugs through its NEOONCORX subsidiary, and licensing out new drug targets through its NEOGENE TECHNOLOGIES subsidiary. The Company's most advanced drug, Neotrofin, is currently being developed for Alzheimer's disease and other neurodegenerative diseases, such as Parkinson's disease and spinal cord injury. For additional information the Company's web site at www.neotherapeutics.com.

     This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.